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                                                                    EXHIBIT 23.2

                                  [LETTERHEAD]

                                  May 18, 1994



Cabot Oil & Gas Corporation
15375 Memorial Drive
Houston, Texas  77079

                               Re:  Securities and Exchange Commission
                                    Form S-8 of Cabot Oil & Gas Corporation

Gentlemen:

     The firm of Miller and Lents, Ltd. consents to the use of its name and to the use of its report dated February 11, 1994 regarding the Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of January 1, 1994, which report is to be included by reference in Form S-8 to be filed May 20, 1994 by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

     Miller and Lents, Ltd. has no interests in Cabot Oil & Gas Corporation, or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

                                              Yours very truly,

                                              MILLER AND LENTS, LTD.



                                              By /s/ Walter Crow
                                                 -----------------
                                                   Walter Crow
                                                   President